Exhibit 99.1

Armstrong World Industries Reports Fourth Quarter and Full Year 2013 Results

Key Highlights

•	Fourth quarter operating income from continuing operations of $30.4 million, down 28% from the 2012 period

•	Fourth quarter adjusted EBITDA from continuing operations of $71 million, down 3% from the 2012 period

•	Full year net sales from continuing operations of $2,719.9 million, up 3.9% from the 2012 period

•	Management issues 2014 guidance

LANCASTER, Pa., February 24, 2014 – Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of floors and ceilings, today reported fourth quarter and full year 2013 results.

Fourth Quarter Results from continuing operations

	Three Months Ended December 31,
(Amounts in millions except per share data)	2013	2012	Change
Net sales	$661.3	$612.8	7.9%
Operating income	30.4	42.3	(28.1)%
Net income	10.8	9.2	17.4%
Diluted earnings per share	$0.20	$0.15	33.3%

Consolidated net sales increased approximately $49 million, or 8%, compared to the prior year period. The increase in sales was driven by higher volumes and pricing in Wood Flooring and higher volumes across all geographies in Building Products, with pricing, volume and mix all positive at a consolidated level.

Despite the increase in sales, operating income declined due to increases in manufacturing and input costs driven by rising lumber prices and plant start up costs in Russia. Additionally, SG&A expenses increased to support emerging market and architectural specialties growth initiatives. The comparison was also impacted by approximately $8 million associated with cost reduction actions in the Resilient Flooring businesses in Europe and Australia.

Net income and earnings per share were positively impacted by a reduction in income tax expense driven by increased tax credit benefits when compared to the prior year period. Earnings per share also benefited from the Company’s $260 million share repurchase in the third quarter of 2013.

“Fourth quarter sales results were in the middle of our guidance range, while weaker than expected global flooring sales and continued lumber inflation resulted in adjusted EBITDA near the low end of our guidance range,” said Matt Espe, CEO. “Despite this softness, both our global resilient flooring and ceilings businesses achieved the highest fourth quarter adjusted EBITDA results since emergence.”

Additional (non-GAAP*) Financial Metrics from continuing operations

	Three Months Ended December 31,
(Amounts in millions except per share data)	2013	2012	Change
Adjusted operating income	$41	$47	(13)%
Adjusted net income	17	21	(15)%
Adjusted diluted earnings per share	$0.32	$0.34	(8)%
Free cash flow	($7)	$24	Unfavorable

	Three Months Ended December 31,
(Amounts in millions except per share data)	2013	2012	Change
Adjusted EBITDA
Building Products	$69	$68	2%
Resilient Flooring	16	7	Favorable
Wood Flooring	4	11	(68)%
Unallocated Corporate	(18)	(13)	(39)%

Consolidated Adjusted EBITDA	$71	$73	(3)%

*	The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other nonrecurring gains and losses. Free cash flow is defined as cash from operations and dividends received from the WAVE joint venture, less expenditures for property and equipment, less restricted cash, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures. The Company believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions/divestitures. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2013, and are reconciled to the most comparable GAAP measures in tables at the end of this release.

Adjusted operating income and adjusted EBITDA declined by 13% and 3%, respectively, in the fourth quarter of 2013, when compared to the prior year period. This decline resulted primarily from increases in manufacturing and input costs driven by rising lumber costs and plant start up costs in Russia, increased SG&A expenses to support emerging market and architectural specialties growth initiatives, and a lower pension credit when compared to the prior year period, which were only partially offset by pricing and the margin impact from higher volumes. Adjusted net income and earnings per share were impacted by a reduction in the adjusted effective tax rate from 40% to 39%. Adjusted earnings per share were also impacted by the Company’s $260 million share repurchase in the third quarter of 2013. The decrease in free cash flow resulted primarily from lower cash earnings and working capital contributions, which were only partially offset by lower interest expense and lower prepaid expenses when compared to the prior year period.

Fourth Quarter Segment Highlights

Building Products

	Three Months Ended December 31,
	2013	2012	Change
Total segment net sales	$320.0	$292.8	9.3%
Operating income	$52.4	$52.5	(0.2)%

Net sales increased driven by improved volumes in all geographies, better price realization and favorable mix. Despite the increase in sales, operating income was mostly flat as the margin impact of higher volumes, improved price and higher earnings from WAVE were offset by increased SG&A expenses to support emerging market and architectural specialties growth initiatives and increases in manufacturing and input costs driven by rising raw materials and plant start up costs in Russia.

Resilient Flooring

	Three Months Ended December 31,
	2013	2012	Change
Total segment net sales	$208.2	$212.2	(1.9)%
Operating (loss)	($2.5)	($1.0)	Unfavorable

Net sales declined driven primarily by lower volumes in the Americas, which were only partially offset by improvements in mix. Operating income declined driven by approximately $8 million of charges associated with cost reduction actions in Europe and Australia and the margin impact of lower volumes, which were only partially offset by lower manufacturing and input costs.

Wood Flooring

	Three Months Ended December 31,
	2013	2012	Change
Total segment net sales	$133.1	$107.8	23.5%
Operating income	$0.4	$7.5	(94.7)%

Net sales improved driven by strong volume growth, which was aided by favorable price realization from pricing actions taken earlier in the year. The higher volumes were driven by strong demand from the home center channel and independent distributors. Gains in new residential construction drove increased demand from builders, which negatively impacted mix.

Despite the increase in sales, operating income declined due to increases in manufacturing and input costs driven by rising lumber costs, which were only partially offset by improvements in price and the margin impact of higher volumes.

Corporate

Unallocated corporate expense of $19.9 million increased from $16.7 million in the prior year period due to higher global pension expense and higher expense associated with employee benefits.

Year to Date Results from continuing operations

	Year Ended December 31,
(Amounts in millions except per share data)	2013	2012	Change
Net sales (as reported)	$2,719.9	$2,618.9	3.9%
Operating income (as reported)	238.6	271.2	(12.0)%
Adjusted EBITDA	371	402	(8)%
Free cash flow	68	88	(23)%

Consolidated net sales increased by $101 million, or 4%, as price, volume and mix were all positive at a consolidated level. Increases in both volumes and price within Wood Flooring were the primary drivers of the increase in sales. Sales were negatively impacted by approximately $26 million due to the sale of the Patriot wood flooring distribution business in the third quarter of 2012.

Despite the increase in sales, significant lumber inflation and costs to support emerging market growth initiatives resulted in both operating income and adjusted EBITDA declining due to increases in manufacturing and input costs and higher SG&A expenses. The operating income comparison was also impacted by $16 million of charges in the Resilient Flooring business associated with cost reduction actions in Europe and Australia in 2013, approximately $13 million of global pension expense when compared to the same period of 2012, and by approximately $21 million of costs associated with the closure of our Mobile, AL facility in 2012.

The decline in free cash flow was primarily due to lower cash earnings and higher capital expenditures, which were only partially offset by improvements in working capital and lower cash interest expense when compared to the prior year.

Market Outlook and 2014 Guidance (1)

For 2014, the Company expects U.S. GDP to be in the range of 2.5% to 3.0% which translates into a flat to slightly up commercial opportunity, with continued weakness in education and, to a lesser extent, healthcare. The Company expects residential repair and remodel activity to be up slightly and new residential construction to continue to improve, with new home starts expected to be approximately 1.1 million in 2014. The Company expects growth in Europe to be driven mostly by emerging markets in Eastern Europe and the Middle East, which should disproportionally benefit the ceilings business. The Company expects modest growth in the Pacific Rim, with continued challenging market conditions in Australia.

“Given the lag between starts and when our products get installed in the cycle, we’re cautiously optimistic that current macroeconomic trends should translate into modest growth in our core commercial markets in 2014, despite continued challenging conditions throughout most of Europe,” said Dave Schulz, Senior Vice President and CFO. “We continue to remain focused on delivering against the investments we’ve made in emerging markets and leveraging those to drive differentiated growth in those markets.”

The Company expects 2014 full year sales to be in the $2.8 to $2.9 billion range and adjusted EBITDA to be in the $400 to $430 million range, both up from 2013. 2014 adjusted EPS is expected to be $2.55 to $2.80 per diluted share, and free cash flow is anticipated to be between $60 and $100 million.

For the first quarter of 2014, sales are expected to be between $625 and $665 million and adjusted EBITDA to be in the range of $75 to $90 million.

(1)	Sales guidance includes the impact of foreign exchange. Guidance metrics, other than sales, are presented using 2014 budgeted foreign exchange rates. Adjusted EPS guidance for 2014 is calculated based on an adjusted effective tax rate of 39%.

Earnings Webcast

Management will host a live Internet broadcast beginning at 11:00 a.m. Eastern time today, to discuss fourth quarter and full year 2013 results. This event will be broadcast live on the Company’s Web site. To access the call and accompanying slide presentation, go to www.armstrong.com and click “For Investors.” The replay of this event will also be available on the Company’s Web site for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results guidance, and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its annual report on Form 10-K for the year ended December 31, 2013 that the Company expects to file with the SEC today.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceilings. In 2013, Armstrong’s consolidated net sales from continuing operations totaled approximately $2.7 billion. As of December 31, 2013, Armstrong operated 35 plants in eight countries and had approximately 8,700 employees worldwide.

Additional forward looking non-GAAP metrics are available on the Company’s web site at http://www.armstrong.com/ under the Investor Relations tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, except for per-share amounts, quarterly data is unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net Sales	$661.3	$612.8	$2,719.9	$2,618.9
Costs of goods sold	527.3	477.1	2,097.2	1,985.7
Selling general and administrative expenses	116.8	105.7	443.7	418.3
Restructuring charges, net	—	(0.4)	(0.2)	(0.4)
Equity (earnings) from joint venture	(13.2)	(11.9)	(59.4)	(55.9)

Operating income	30.4	42.3	238.6	271.2
Interest expense	12.4	14.0	68.8	53.7
Other non-operating expense	0.9	—	1.8	0.5
Other non-operating (income)	(1.2)	(1.4)	(3.9)	(3.5)

Earnings from continuing operations before income taxes	18.3	29.7	171.9	220.5
Income tax expense	7.5	20.5	71.4	76.1

Earnings from continuing operations	$10.8	$9.2	$100.5	$144.4

Net gain (loss) from discontinued operations, net of tax expense (benefit) of $-,$0.1, $-, and ($7.1)	—	0.1	—	(12.2)
Loss on sale of discontinued business, net of tax (benefit) of ($0.2), ($0.6), ($3.6), and ($0.6)	—	(0.9)	(6.4)	(0.9)

Net (loss) from discontinued operations	—	(0.8)	(6.4)	(13.1)
Net earnings	$10.8	$8.4	$94.1	$131.3

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(0.1)	(0.1)	(8.8)	7.0
Derivative gain (loss)	4.7	2.0	18.5	(5.2)
Pension and postretirement adjustments	71.3	(65.8)	90.1	(58.2)

Total other comprehensive income (loss)	75.9	(63.9)	99.8	(56.4)

Total comprehensive income (loss)	$86.7	($55.5)	$193.9	$74.9

Earnings per share of common stock, continuing operations
Basic	$0.20	$0.15	$1.73	$2.43
Diluted	$0.20	$0.15	$1.71	$2.41
(Loss) per share of common stock, discontinued operations
Basic	—	($0.01)	($0.11)	($0.22)
Diluted	—	($0.01)	($0.11)	($0.22)
Net earnings per share of common stock:
Basic	$0.20	$0.14	$1.62	$2.21
Diluted	$0.20	$0.14	$1.60	$2.19
Average number of common shares outstanding
Basic	54.3	59.0	57.8	58.9
Diluted	55.0	59.6	58.4	59.5
Dividends declared per common share	$—	$—	$—	$8.55

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, quarterly data is unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net Sales
Building Products	$320.0	$292.8	$1,264.6	$1,218.9
Resilient Flooring	208.2	212.2	921.3	939.4
Wood Flooring	133.1	107.8	534.0	460.6

Total net sales	$661.3	$612.8	$2,719.9	$2,618.9

Operating Income (loss)
Building Products	$52.4	$52.5	$263.1	$230.4
Resilient Flooring	(2.5)	(1.0)	44.1	56.9
Wood Flooring	0.4	7.5	6.0	37.3
Unallocated Corporate (expense)	(19.9)	(16.7)	(74.6)	(53.4)

Total Operating Income	$30.4	$42.3	$238.6	$271.2

Selected Balance Sheet Information

(amounts in millions)

	December 31, 2013	December 31, 2012
Assets
Current assets	$884.0	$1,019.9
Property, plant and equipment, net	1,107.2	1,005.0
Other noncurrent assets	925.4	829.4

Total assets	$2,916.6	$2,854.3

Liabilities and shareholders’ equity
Current liabilities	$410.9	$384.7
Noncurrent liabilities	1,832.5	1,750.5
Equity	673.2	719.1

Total liabilities and shareholders’ equity	$2,916.6	$2,854.3

Selected Cash Flow Information

(amounts in millions)

	Year Ended December 31,
	2013	2012
Net income	$94.1	$131.3
Other adjustments to reconcile net income to net cash provided by operating activities	124.7	108.1
Changes in operating assets and liabilities, net	(5.1)	(19.4)

Net cash provided by operating activities	213.7	220.0
Net cash (used for) investing activities	(145.8)	(91.9)
Net cash (used for) financing activities	(263.7)	(273.7)
Effect of exchange rate changes on cash and cash equivalents	(5.4)	1.4

Net (decrease) in cash and cash equivalents	(201.2)	(144.2)
Cash and cash equivalents, beginning of period	336.4	480.6

Cash and cash equivalents, end of period	$135.2	$336.4

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other gains and losses. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2013. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED RESULTS FROM CONTINUTING OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Adjusted EBITDA	$71	$73	$371	$402
D&A/Fx*	(30)	(26)	(109)	(100)

Operating Income, Adjusted	$41	$47	$262	$302
Cost reduction and other charges	9	4	18	25
Impairment	—	1	—	6
Foreign exchange impact	2	—	5	—

Operating Income, Reported	$30	$42	$239	$271

*	Excludes accelerated depreciation associated with cost reduction initiatives reflected below. Actual D&A as reported is; $29.6 million for the three months ended December 31, 2013, $27.0 million for the three months ended December 31, 2012, $109.0 million for the year ended December 31, 2013, and $112.7 million for the year ended December 31, 2012.

BUILDING PRODUCTS

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Adjusted EBITDA	$69	$68	$323	$307
D&A/Fx	(15)	(14)	(57)	(52)

Operating Income, Adjusted	$54	$54	$266	$255
Cost reduction and other charges	1	2	—	20
Impairment	—	—	—	5
Foreign exchange impact	1	—	3	—

Operating Income, Reported	$52	$52	$263	$230

RESILIENT FLOORING

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Adjusted EBITDA	$16	$7	$94	$88
D&A/Fx	(9)	(8)	(32)	(29)

Operating Income (Loss), Adjusted	$7	($1)	$62	$59
Cost reduction and other charges	8	—	16	2
Foreign exchange impact	1	—	2	—

Operating (Loss) Income, Reported	($2)	($1)	$44	$57

WOOD FLOORING

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Adjusted EBITDA	$4	$11	$18	$49
D&A/Fx	(4)	(2)	(12)	(10)

Operating Income, Adjusted	$—	$9	$6	$39
Cost reduction and other charges	—		—	1
Impairment	—	1	—	1
Foreign exchange impact	—	—	—	—

Operating Income, Reported	$—	$8	$6	$37

UNALLOCATED CORPORATE

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Adjusted EBITDA	($18)	($13)	($64)	($42)
D&A/Fx	(2)	(2)	(8)	(9)

Operating (Loss), Adjusted	($20)	($15)	($72)	($51)
Cost reduction and other charges	—	2	2	2
Foreign exchange impact	—	—	—	—

Operating (Loss), Reported	($20)	($17)	($74)	($53)

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended December 31,				Year Ended December 31,
	2013		2012		2013		2012
	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share
Adjusted EBITDA	$71		$73		$371		$402
D&A as reported	(30)		(27)		(109)		(113)
Accelerated Deprecation/Fx	—		1		—		13

Operating Income, Adjusted	$41		$47		$262		$302
Other non-operating (expense)	(12)		(13)		(67)		(51)

Earnings Before Taxes, Adjusted	29		34		195		251
Adjusted tax (expense) @ 39% for 2013 and 40% for 2012	(12)		(13)		(76)		(100)

Net Earnings, Adjusted	$17	$0.32	$21	$0.34	$119	$2.04	$151	$2.53
Pre-tax adjustment items	(11)		(5)		(23)		(31)
Reversal of adjusted tax expense @ 39% for 2013 and 40% for 2012	12		13		76		100
Ordinary tax	(3)		(11)		(50)		(72)
Unbenefitted foreign losses	(10)		(7)		(32)		(15)
Foreign tax credits	—		—		—		16
Tax adjustment items	6		(2)		11		(5)

Net Earnings, Reported	$11	$0.20	$9	$0.15	$101	$1.71	$144	$2.41

CASH FLOW (1)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net Cash From Operations	$52	$79	$214	$220
Less: net cash (used for) investing	(59)	(30)	(146)	(92)
Add back (subtract) adjustments to reconcile to free cash flow
Restricted Cash	—	—	—	(1)
(Divestiture)	—	(25)	—	(39)

Free Cash Flow	($7)	$24	$68	$88

(1)	Cash flow includes cash flows attributable to Cabinets

Source: Armstrong World Industries